Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-196437 and 333-194256

Free Writing Prospectus dated August 19, 2014

8/19/2014 IPO Reservation Period For Fantex Mohamed Sanu Now Open http://app.fbs.fantex.com/e/es?s=181344204&e=307&elq=2aab7a299f6440d787879e14d4205b6c 1/2 To view this email as a web page, click here. Fantex Mohamed Sanu Initial Public Offering The IPO reservation period for Fantex Mohamed Sanu is open This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole.

8/19/2014 IPO Reservation Period For Fantex Mohamed Sanu Now Open http://app.fbs.fantex.com/e/es?s=181344204&e=307&elq=2aab7a299f6440d787879e14d4205b6c 2/2 Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated brokerdealer of Fantex, Inc. and a registered alternative trading system. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks. Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling tollfree 866-315-3482. View the EJ Manuel prospectus. View the Mohamed Sanu prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services, 330 Townsend St., Suite 234, San Francisco, CA 94107 ©2014 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org. Privacy Statement | Manage Subscriptions | Contact Us